Exhibit 99.2

TRXADE GROUP, INC.

and

COMMUNITY SPECIALTY PHARMACY, LLC

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

PF-1

TRXADE GROUP, INC. and COMMUNITY SPECIALTY PHARMACY, LLC

PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2018

(UNAUDITED)

	Trxade	CSP	Pro forma Adjustments		Pro forma Consolidated

ASSETS

CURRENT ASSETS:
Cash	$592,765	$127,432	$(377,705)	a	$342,492
Accounts receivable Net	419,578	57,779	60,676	a	538,033
Inventory	13,865	99,710	(26,228)	a	87,347
Prepaid Assets	172,289	20,816	(17,816)	a	175,289
Other Assets	22,500	-	-		22,500
Total current assets	1,220,997	305,737	(361,073)		1,165,661

OTHER ASSETS:
Other Assets	10,000	-	-		10,000
Goodwill	-	-	726,483	a	726,483

TOTAL ASSETS	$1,230,997	$305,737	$365,410		$1,902,144

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts Payable	$106,332	$153,428	$47,253	a	$307,013
Accrued Liabilities	255,023	153	52,500	c	307,676
Lines of Credit	-	85,886	(46,139)	a	-
			(39,747)	b
Short Term Convertible Payable	181,500	-	-		181,500
Short Term Convertible Payable – Related Party	140,000	-	-		140,000
Total Current Liabilities	682,855	239,467	(13,867)		936,189

LONG TERM LIABILITIES
Notes Payable	-		300,000	a	300,000
Notes Payable – Related Party	222,552	-	-		222,552

Total Liabilities	905,407	239,467	313,867		1,458,741

SHAREHOLDERS’ EQUITY (DEFICIT)

Series A Preferred Stock, $0.00001 par value; 10,000,000 shares authorized; 0 issued and outstanding	-
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 32,285,827 issued and Outstanding	323	-	-		323
Member’s Equity	-	59,276	(59,276)	a	-
Additional Paid in Capital	8,248,349	-			8,418,662
			170,313	a
			(52,500)	c
Retained Earnings (Deficit)	(7,923,082)	6,994	(6,994)	a	(7,975,582)

Total Shareholders’ Equity	325,590	66,270	51,543		443,403

TOTAL LIABILTIES AND SHAREHOLDERS’ EQUITY	$1,230,997	$305,737	$365,410		$1,902,144

The accompanying notes are an integral part of these proforma consolidated financial statements.

PF-2

TRXADE GROUP, INC. and COMMUNITY SPECIALTY PHARMACY. LLC

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(UNAUDITED)

	Trxade	CSP	Pro forma Adjustments		Consolidated

Revenue	$2,538,082	$1,985,620	$-		$4,523,702

Cost of revenue	2,345	1,614,523	-		1,616,868
Gross Profit	2,535,737	371,097	-		2,906,834
Operating expenses:
General and administrative expenses	2,313,734	268,741	-		2,582,475

Income from operations	222,003	102,356	-		324,359

Other Income	22,500	239	-		22,739
Loss on Extinguishment of debt	(7,444)	-	-		(7,444)
Interest Expense	(40,028)	(5,222)	(22,500)	c	(67,750)

Net Income	$197,031	$97,373	$(22,500)		$271,904

Net Income per common share – basic	$0.01				$0.01

Net Income per common share - diluted	$0.01				$0.01

Weighted average common shares - basic	32,083,629				32,083,629

Weighted average common shares - diluted	34,732,540		403,940		35,136,480

The accompanying notes are an integral part of these proforma consolidated financial statements.

PF-3

TRXADE GROUP, INC. and COMMUNITY SPECIALTY PHARMACY. LLC

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(UNAUDITED)

	Trxade	CSP	Pro forma Adjustments		Consolidated

Revenue	$2,931,280	$2,633,914	$-		$5,565,194

Cost of revenue	-	2,265,902	-		2,265,902
Gross Profit	2,931,280	368,012	-		3,299,292
Operating expenses:
General and administrative expenses	2,536,185	423,267	-		2,959,452

Income from operations	395,095	(55,255)	-		339,840

Other Income	67,500	912	-		68,412
Loss on Extinguishment of debt	(16,556)	-	-		(16,556)
Interest Expense	(157,056)	(8,789)	(30,000)	c	(195,845)

Net Income	$288,983	$(63,132)	$(30,000)		$195,851

Net Income per common share – basic	$0.01				$0.01

Net Income per common share - diluted	$0.01				$0.01

Weighted average common shares - basic	31,955,416				31,955,416

Weighted average common shares - diluted	34,086,251		405,507		34,491,758

The accompanying notes are an integral part of these proforma consolidated financial statements.

PF-4

TRXADE GROUP. INC. and COMMUNITY SPECIALTY PHARMACY, LLC

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Basis of Presentation

On October 15, 2018, Trxade Group, Inc., a Delaware corporation (the “Company”) entered into and consummated the purchase of 100% of the equity interests of Community Specialty Pharmacy, LLC, a Florida limited liability company, (“CSP”), pursuant to the terms and conditions of the Membership Interest Purchase Agreement (“Purchase Agreement”), entered into by and among the Company as the buyer, and CSP, and Nikul Panchal, the sole equity owner of CSP (collectively the “Seller”).

The accompanying pro forma consolidated balance sheets presents the accounts of the Company and CSP as if the acquisition occurred as of September 30, 2018. The accompanying pro forma consolidated statements of operations presents the accounts of Trxade and CSP for the nine months ended September 30, 2018, and the year ended December 31, 2017, as if the acquisition occurred on January 1, 2018 and January 1, 2017, respectively. The unaudited pro forma consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Trxade Group, Inc and CSP.

The following adjustments would be required if the acquisition occurred as indicated above:

a.	To allocate the purchase price of $770,313 consisting of $300,000 in cash, a promissory note from the Company of $300,000, accruing interest at a simple interest rate of ten percent (10%), with interest payable annually, and principal payable at maturity in thirty-six (36) months (the “Promissory Note”), and a warrant to purchase 405,507 shares of the Common Stock of the Company (“Revocable Warrant”), exercisable for eight (8) years from the issuance date at a strike price of $0.01 per share, and subject to revocability restrictions which lapse over three (3) years. The fair value for the warrants calculated under the Black-Scholes calculation was $170,313.

Purchase Price Allocation
Cash	$49,727
Accounts Receivable	118,455
Inventory	73,482
Prepaid	3,000
Goodwill	726,483
Accounts Payable	(200,681)
Accrued Expenses	(153)
$770,313

b.	To record payment of Lines of Credit at closing – Cash used from company and contribution by Mr. Panchal.
c.	To record interest on the $300,000 promissory note

The unaudited consolidated pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what Trxade Group, Inc. actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or result of operations as of any future date or for any future period.

PF-5